PRESS RELEASE

Acquisitions Contact:	Media Contact:

Mark D. Engstrom EVP — Acquisitions Healthcare Trust of America, Inc. 480.998.3478 markengstrom@htareit.com	Claire Koeneman President Financial Relations Board 312.640.6745 ckoeneman@mww.com

Healthcare Trust of America, Inc. executes Agreement to acquire a 66,339 SF Medical
Office Building located in Englewood, Colorado

Scottsdale, Arizona (November 6, 2009) – Healthcare Trust of America, Inc. (the “REIT”), a self-managed, non-traded, real estate investment trust, announced the execution of a Purchase and Sale Agreement (the “Agreement”) to acquire a medical office building located in Englewood, Colorado for approximately $18,600,000.

The Hampden Place Medical Center is located within the Englewood City Center, a transit-oriented, mixed-use redevelopment district. Hampden Place is located near the Swedish Medical Center and was developed in conjunction with local physicians and the HCA HealthOne Hospital System. The new state-of-the art medical office building houses an ambulatory surgery center, medical imaging, physiotherapy and medical offices for orthopedic, hematology-oncology and related-physician practices. The Swedish Medical Center is one of the flagship hospitals for HCA HealthOne and includes 386 licensed beds and a Level I trauma center.

“We were attracted to this project for several reasons, including the quality of the tenants and the prime location of the building. The synergies amongst the services within this project really work together,” stated Mark D. Engstrom, the REIT’s Executive Vice President – Acquisitions. “Key anchor tenants include both a Surgery Center and an Imaging Center. We also like the fundamentals of the Denver metropolitan market and are seeking opportunities to expand our presence there. This acquisition is consistent with the REIT’s investment strategy, which is to purchase quality healthcare properties associated with strong providers that generate growth in operating cash flow.”

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. (formerly known as Grubb & Ellis Healthcare REIT, Inc.) is a self-managed, publicly registered, non-traded real estate investment trust. The REIT has made 45 geographically diverse acquisitions valued at approximately $1.2 billion based on purchase price, which includes 154 buildings and one real estate-related asset, as of October 31, 2009. The REIT’s portfolio totals approximately 6.4 million square feet, and includes 135 medical office buildings, four hospitals, 12 skilled nursing and assisted living facilities and three other office buildings located in 19 states, including: Arizona, California, Colorado, Florida, Georgia, Indiana, Kansas, Minnesota, Missouri, New Hampshire, Ohio, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia and Wisconsin.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to the growth and value of the REIT’s portfolio and the value that the Hampden Place Medical Center adds to the REIT. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the acquisition of the Hampden Place Medical Center may not be completed if the conditions to closing are not satisfied; the strength and financial condition of the property; the strength and financial condition of the tenants; uncertainties relating to the local economy of the Denver, Colorado area; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the REIT’s prospectus, as amended from time to time, and as detailed from time to time in the REIT’s periodic reports, as filed with the Securities and Exchange Commission.